UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2016

HEXION INC.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71		13-0511250
Commission File Number		(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio		43215-3799
(Address of Principal Executive Offices)		(Zip Code)

614-225-4000 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On December 5, 2016, Hexion Inc. (the “Company”) received consents from lenders under its asset-based revolving credit facility (the “ABL Facility”) sufficient to amend its ABL Facility. The amendment, among other things, modifies certain provisions in the credit agreement governing the ABL Facility to permit the refinancing of the Company’s 8.875% Senior Secured Notes due 2018 (the “Senior Secured Notes”) with new first-priority senior secured notes, new senior secured notes and/or other secured or unsecured indebtedness (the “ABL Amendment”). The effectiveness of the ABL Amendment is subject to customary closing conditions.
In addition, the Company received commitments from certain financial institutions that are or will become lenders under the ABL Facility to provide extended revolving facility commitments (the “Extended ABL Facility Commitments”) in an aggregate principal amount of up to $350 million with a maturity date of December 5, 2021. The effectiveness of the Extended ABL Facility Commitments is subject to certain closing conditions, including, among other things, the effectiveness of the ABL Amendment and a refinancing of a portion of the Senior Secured Notes. Upon the effectiveness of the Extended ABL Facility Commitments, the existing commitments will be terminated and the size of the ABL Facility will be reduced from $400 million to $350 million. The December 5, 2021 maturity date of the Extended ABL Facility Commitments is also subject to certain early maturity triggers based on the maturity date and outstanding principal amount of certain series of the Company’s secured notes. There can be no assurance that the ABL Amendment will become effective or that the Extended ABL Facility Commitments will become effective on the terms currently contemplated, or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION INC.

Date: December 9, 2016	By:	/s/ George F. Knight
George F. Knight
Executive Vice President and Chief Financial Officer